Exhibit 23.4
CONSENT OF COUNSEL
We hereby consent to the reference of this firm and to the inclusion of the summary of our opinion under the caption “Tax Consequences” in the Prospectus related to this Registration Statement on Form S-8 filed by GLG Partners, Inc. in respect of the GLG Partners, Inc. 2007 Long-Term Incentive Plan.
/s/ Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
January 25, 2008